Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

    News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FIRST QUARTER 2006 RESULTS

CLAYTON, MO, April 27, 2006 – Olin Corporation (NYSE: OLN) announced today that sales for the first quarter of 2006 were $725.1 million, compared with $560.9 million in the first quarter of 2005. Net income in the first quarter of 2006 was $33.7 million, or $0.47 per diluted share, compared with net income of $37.2 million, or $0.52 per diluted share, in the first quarter of 2005.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer, said, “Sales increased by $164.2 million from the first quarter of 2005, 70% of the increase represents the impact of higher metal prices. First quarter earnings of $0.47 per diluted share reflected continued strong performance from our Chlor Alkali business, which achieved record quarterly results. We experienced an improvement in pricing for both chlorine and caustic soda during the quarter, and volumes improved over the fourth quarter. Chlor Alkali segment profits improved by $15.3 million, or 26%, over our first quarter of 2005 but were substantially offset by lower Metals profits and higher corporate costs. First quarter 2005 earnings included $8.2 million of pretax gains associated with real estate dispositions. There were no real estate dispositions in the first quarter of 2006.”

In the second quarter of 2006, Olin expects earnings to be in the $0.40 per diluted share range. Earnings in the Chlor Alkali business are expected to be slightly lower than the first quarter. Higher volumes should be partially offset by the impact of a planned maintenance outage at our Niagara Falls facility and seasonally higher electricity costs. While we expect ECU prices to decline in the second quarter of 2006 from the first quarter’s record level, we expect them to remain above the highest levels seen in 2005. The quarter-over-quarter decline is due to a less favorable customer mix and certain pricing reductions in the market. Metals earnings in the second quarter are expected to be lower than the first quarter due to the impact of higher copper costs. Winchester earnings are expected to decrease from the first quarter due to normal seasonal factors.

We believe that we have reached an agreement in principle and expect a settlement with the Internal Revenue Service which may result in a cash payment by Olin of approximately $45 to $50 million and a reduction in reported income tax expense of approximately $18 million. This would settle all material outstanding tax exposures. This settlement, which includes the periods 1997-2001, relates to the tax treatment associated with capital losses generated in 1997.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the first quarter of 2006 were $173.7 million, compared to $143.7 million in the first quarter of 2005. The increase reflects the combination of a 22% increase in chlorine and caustic prices and a 1% decrease in chlorine and caustic volumes. Chlor Alkali segment income during the quarter was $73.9 million, compared to $58.6 million in the first quarter of 2005. The higher level of income reflects the impact of the higher prices, partially offset by higher electricity and freight costs and lower sales volumes.

METALS

Metals first quarter 2006 sales were $461.4 million, compared with $333.9 million in the first quarter of 2005. The combination of higher metal values and higher volumes resulted in the increased sales. The average copper price increased from $1.47 per pound in the first quarter of 2005 to $2.25 per pound in the first quarter of 2006. Total

Metals volumes increased 4%, reflecting an 11% increase in the strip business and a 5% decline in the rod business. Ammunition, coinage, and electronics shipments increased 27%, 33%, and 48% respectively, while automotive and building product shipments declined by 8% and 6%, respectively. Metals segment income during the quarter was $20.5 million, which includes a $13.5 million LIFO inventory liquidation gain associated with the closure of our Waterbury Rolling Mills operation, compared to earnings of $13.7 million in the first quarter of 2005. Metals earnings were adversely impacted by the combination of higher natural gas costs, which increased 62% year over year, and the 53% increase in copper prices, which increased the metal melting loss, and other manufacturing cost increases.

In connection with our on-going cost reduction efforts, a $15.7 million pretax charge was recorded during the quarter that was associated with the Metals restructuring program. The restructuring charge included the shutdown of the Waterbury Rolling Mills operation, the reduced utilization of a Metals service center in Watertown, CT, and overhead reductions. It is expected that an additional charge of approximately $1 million to $3 million will be recorded in 2006. Including the inventory liquidation gain, these actions will be cash neutral in 2006, and they are expected to generate $9 million to $10 million per year of annual savings.

WINCHESTER

Winchester first quarter 2006 sales were $90.0 million, compared with $83.3 million in the first quarter of 2005. The combination of higher commercial sales and higher selling prices more than offset lower levels of law enforcement and industrial sales. Year over year selling prices increased approximately $3.0 million. Winchester segment income in the first quarter was $3.9 million, compared to $3.4 million in the first quarter of 2005. The favorable impact of increased selling prices and higher volumes was offset by the continued increase in commodity and other material costs and higher manufacturing costs.

CORPORATE AND OTHER COSTS

For the first quarter of 2006, pension expense included in the corporate and other segment was $3.4 million, compared to $1.0 million in the first quarter of 2005. On a total company basis, pension expense for the three months ended March 31, 2006 was $9.7 million, compared to $6.9 million in 2005.

First quarter 2006 charges to income for environmental investigatory and remedial activities were $4.9 million, compared to $4.4 million in 2005. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

During the first quarter of 2006, other corporate and unallocated costs were $18.7 million, compared to $14.7 million in the first quarter of 2005. Litigation-related expense, including outside legal fees, increased $2.2 million related primarily to one legacy environmental matter. Stock-based compensation expense increased $1.3 million due to $0.6 million of mark-to-market adjustments on previously awarded stock-based compensation and $0.7 million associated with the expensing of stock options.

CASH FLOW

During the first quarter of 2006, our cash declined by $97.7 million compared to an increase of $9.5 million in the first quarter of 2005. This decline reflects the $50 million purchase of short-term investments that improved investment returns, an increase in receivables of $81.6 million due to increased shipment volumes in each business, higher ECU prices and higher copper prices, partially offset by reduced inventory levels. Due to the seasonal nature of the businesses, Olin typically experiences a growth in working capital in the first quarter.

DIVIDEND

On April 27, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 9, 2006 to shareholders of record at the close of business May 10, 2006. This is the 318th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The company’s first quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, April 28. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.

Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website at least 5 minutes before the call. The call will also be audio archived on the Olin website for future replay. A text of the prepared remarks from the conference call will be available on the website in the Investor section under Recent Press Releases and Speeches after the conclusion of the call. Archived versions of the call will be available until May 5, 2006.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	higher-than-expected raw material and energy or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	unexpected litigation outcomes;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues;

•	extraordinary events, such as terrorist attacks or war with one or more countries; and

•	the impact of changes in laws and regulations.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2006 – 06

Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2006	2005
Sales	$725.1	$560.9
Operating Expenses:
Cost of Goods Sold (exclusive of the LIFO inventory liquidation gain, shown below)	632.4	473.9
LIFO Inventory Liquidation Gain (b)	13.5	—
Selling and Administration	45.8	38.8
Research and Development	1.2	1.2
Restructuring Charges (c)	15.7	0.3
Other Operating Income (d)	—	8.2

Operating Income	43.5	54.9
Earnings of Non-consolidated Affiliates	12.1	8.6
Interest Expense	5.1	5.4
Interest Income	3.0	1.2
Other Income	0.9	0.1

Income before Taxes	54.4	59.4
Income Tax Provision (e)	20.7	22.2

Net Income	$33.7	$37.2

Net Income Per Common Share:
Basic	$0.47	$0.52
Diluted	$0.47	$0.52

Dividends Per Common Share	$0.20	$0.20

Average Common Shares Outstanding - Diluted	72.4	71.4

(a)	Unaudited.
(b)	The liquidation gain was associated with the closure of our Waterbury Rolling Mills operation as part of the 2006 Metals restructuring actions.
(c)	The three-month period ended March 31, 2006 reflects the 2006 Metals restructuring charge of $15.7 million. The three- month period ended March 31, 2005 reflects a restructuring charge of $0.3 million for the 2004 corporate relocation.
(d)	Other operating income for the three-month period ended March 31, 2005 includes pretax gains on the disposition of real estate.
(e)	The three-month period ended March 31, 2005 includes a $0.8 million reduction in expense resulting from a refund of interest paid with the 2004 settlement of certain tax issues related to prior years.

Olin Corporation

Segment Information (a)

	Three Months Ended March 31,
(In millions)	2006	2005
Sales:
Chlor Alkali Products	$173.7	$143.7
Metals	461.4	333.9
Winchester	90.0	83.3

Total Sales	$725.1	$560.9

Income before Taxes:
Chlor Alkali Products (b)	$73.9	$58.6
Metals (b) (c)	20.5	13.7
Winchester	3.9	3.4
Corporate/Other:
Pension Expense (d)	(3.4)	(1.0)
Environmental Provision	(4.9)	(4.4)
Other Corporate and Unallocated Costs	(18.7)	(14.7)
Restructuring Charges (e)	(15.7)	(0.3)
Other Operating Income (f)	—	8.2
Interest Expense	(5.1)	(5.4)
Interest Income	3.0	1.2
Other Income	0.9	0.1

Income before Taxes	$54.4	$59.4

(a)	Unaudited.
(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended March 31,
	2006	2005
Chlor Alkali Products	$11.9	$8.4
Metals	0.2	0.2

Earnings of Non-consolidated Affiliates	$12.1	$8.6

(c)	Metals segment income includes a gain associated with the LIFO inventory liquidation of $13.5 million related to the closure of our Waterbury Rolling Mills operations as part of the 2006 Metals restructuring actions.
(d)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.
(e)	The three-month period ended March 31, 2006 reflects the 2006 Metals restructuring charge of $15.7 million. The three- month period ended March 31, 2005 reflects a restructuring charge of $0.3 million for the 2004 corporate relocation.
(f)	Other operating income for the three-month period ended March 31, 2005 includes pretax gains on the disposition of real estate.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

March 31,	2006	2005
Assets:
Cash & Cash Equivalents	$206.0	$156.8
Short-Term Investments	50.0	—
Accounts Receivable, Net	376.6	307.5
Inventories	253.6	263.6
Current Deferred Income Taxes	10.2	31.2
Other Current Assets	15.0	13.0

Total Current Assets	911.4	772.1
Property, Plant and Equipment (Less Accumulated Depreciation of $1,399.3 and $1,362.5)	479.0	468.4
Prepaid Pension Costs	248.3	257.8
Deferred Income Taxes	84.8	65.0
Other Assets	30.2	32.1
Goodwill	75.1	74.6

Total Assets	$1,828.8	$1,670.0

Liabilities and Shareholders’ Equity:
Current Installments of Long-Term Debt	$1.7	$51.9
Accounts Payable	160.1	130.6
Income Taxes Payable	36.8	0.4
Accrued Liabilities	177.7	155.7

Total Current Liabilities	376.3	338.6
Long-Term Debt	253.3	257.5
Accrued Pension Liability	557.8	508.6
Other Liabilities	186.1	176.9

Total Liabilities	1,373.5	1,281.6

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 72.2 Shares (71.1 in 2005)	72.2	71.1
Additional Paid-In Capital	693.8	668.4
Accumulated Other Comprehensive Loss	(305.3)	(273.2)
Accumulated Deficit	(5.4)	(77.9)

Total Shareholders’ Equity	455.3	388.4

Total Liabilities and Shareholders’ Equity	$1,828.8	$1,670.0

(a)	Unaudited.

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Three Months Ended March 31,	2006	2005
Operating Activities:
Net Income	$33.7	$37.2
Earnings of Non-consolidated Affiliates	(12.1)	(8.6)
Other Operating Income - Gains on Disposition of Real Estate	—	(8.2)
Stock-Based Compensation	1.2	0.3
Depreciation and Amortization	17.4	17.5
LIFO Inventory Liquidation Gain	(13.5)	—
Deferred Income Taxes	(8.7)	22.0
Qualified Pension Plan Expense	8.3	5.6
Common Stock Issued Under Employee Benefit Plans	0.9	0.7
Changes in:
Receivables	(81.6)	(64.6)
Inventories	22.5	(7.1)
Other Current Assets	(2.9)	5.8
Accounts Payable and Accrued Liabilities	(4.8)	17.1
Income Taxes Payable	12.9	0.1
Other Assets	5.3	(0.3)
Other Noncurrent Liabilities	(8.2)	0.1
Other Operating Activities	(1.2)	1.7

Net Operating Activities	(30.8)	19.3

Investing Activities:
Capital Expenditures	(14.2)	(12.1)
Proceeds from Disposition of Property, Plant and Equipment	—	12.6
Purchase of Short-Term Investments	(50.0)	—
Distributions (Unremitted Earnings) from Affiliated Companies, Net	5.9	(2.6)
Other Investing Activities	0.1	(1.3)

Net Investing Activities	(58.2)	(3.4)

Financing Activities:
Long-Term Debt Repayments	(0.5)	(0.6)
Issuance of Common Stock	2.3	3.1
Stock Options Exercised	3.3	5.3
Excess Tax Benefits from Stock Options Exercised	0.5	—
Dividends Paid	(14.4)	(14.2)
Other Financing Activities	0.1	—

Net Financing Activities	(8.7)	(6.4)

Net Increase (Decrease) in Cash and Cash Equivalents	(97.7)	9.5
Cash and Cash Equivalents, Beginning of Year	303.7	147.3

Cash and Cash Equivalents, End of Period	$206.0	$156.8

(a)	Unaudited.